Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 12,325,910,511.45	0.0001381	$ 1,702,208.25
Fees Previously Paid
	Total Transaction Valuation:	$ 12,325,910,511.45
	Total Fees Due for Filing:			$ 1,702,208.25
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,702,208.25
Offering Note
[1]	1a. Aggregate number of securities to which transaction applies computed pursuant to Exchange Act Rule 0-11: As of December 15, 2025 the maximum number of shares of Confluent, Inc.'s common stock to which this transaction applies is estimated to be 401,687,650, which consists of (a) 305,905,512 shares of Class A common stock, par value $0.00001 per share ("Class A common stock") outstanding as of December 15, 2025 and entitled to receive the per share merger consideration of $31.00; (b) 48,982,935 shares of Class B common stock, par value $0.00001 per share ("Class B common stock" and, together with the Class A common stock, the "common stock"); (c) 15,510,017 shares of common stock underlying stock options outstanding as of December 15, 2025, that are expected to be converted into the per share merger consideration of $31.00 minus the applicable per share exercise price; (d) 49,812 shares of common stock underlying restricted stock units subject to service-based, but not performance-based, vesting outstanding as of December 15, 2025 and expected to be converted into the per share merger consideration of $31.00; (e) 19,172,314 shares of common stock underlying restricted stock units subject to service-based, but not performance-based, vesting outstanding as of December 15, 2025 and expected to be converted into restricted stock units with respect to a number of shares of IBM common stock with a value equal to the per share merger consideration of $31.00, calculated as of the completion of the transaction; and (f) 12,067,060 shares of common stock reserved for future issuance pursuant to the employee stock purchase plan, which may be entitled to receive the per share merger consideration of $31.00. 1b. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of December 15, 2025, the underlying value of the transaction was calculated based on the sum of (a) the product of 354,888,447 shares of common stock and the per share merger consideration of $31.00; (b) the product of 15,510,017 shares of common stock underlying stock options and $22.85 per share (which is the difference between the per share merger consideration of $31.00 and the weighted average exercise price of $8.15 per share); (c) the product of 49,812 shares of common stock underlying restricted stock units subject to service-based, but not performance-based, vesting and the per share merger consideration of $31.00; (d) the product of 19,172,314 shares of common stock underlying restricted stock units subject to service-based, but not performance-based, vesting expected to be converted into restricted stock units with respect to a number of shares of IBM common stock, and the per share merger consideration of $31.00; and (e) the product of 12,067,060 shares of common stock reserved for issuance under the employee stock purchase plan and the per share merger consideration of $31.00. 1c. In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A